EXHIBIT 99.3

Xerium Technologies, Inc.

Reconciliation of Trailing Twelve Month Bank Adjusted EBITDA

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Net income (loss)	$13,105	$2,240	$3,508	$3,041	$7,678	$7,076	$(168,007)	$(4,709)	$14,118	$21,536	$(4,349)	$(9,448)	$1,601	$(7,381)	$(96,765)
Income tax provision (benefit)	3,686	1,963	2,510	1,401	4,604	3,208	(11,558)	3,639	1,911	794	(2,443)	3,892	2,697	3,424	2,304
Interest expense, net	8,386	14,484	10,930	12,187	11,155	13,995	15,789	25,221	766	16,230	16,287	15,957	15,570	16,425	19,348
Depreciation and amortization	11,313	11,619	11,480	10,999	11,230	11,465	11,846	12,003	11,956	11,738	10,231	9,788	10,130	10,851	11,098

EBITDA	36,490	30,306	28,428	27,628	34,667	35,744	(151,930)	36,154	28,751	50,298	19,726	20,189	29,998	23,319	(64,015)
Unrealized foreign exchange gain on revaluation of debt	1,465	(322)	(571)	19	(20)	519	3,680	(1,985)	0	0	0	0	0	0	0
Amendment/termination costs	—	—	116	—	—	—	—	800	5,198	483	285	—	—	—	—
Change in fair value of interest rate swaps	—	—	—	—	—	—	—	—	13,704	450	(468)	(398)	(397)	(859)	(2,164)
Changes in value of other derivatives	—	—	—	—	—	(451)	(3,503)	(2,126)	—	—	—	—	—	—	—
Restructuring expenses	176	1,274	969	4,133	1,220	805	1,186	532	2,651	1,817	—	114	1,026	87	1,184
Inventory write-offs under restructuring programs	—	—	—	14	80	(21)	75	—	—	199	256	103	142	104	—
Growth program costs	—	—	—	617	1,587	1,255	1,197	1,764	—	—	—	—	—	—	—
Non-cash compensation and related expenses	779	389	561	535	660	578	(24)	471	(197)	500	1,235	161	885	778	481
Non-cash impairment charges	—	—	2,095	—	—	—	185,689	—	67	405	3,517	—	—	1,667	80,602
Non-recurring expenses resulting from cost reduction programs	1,030	561	5,009	(102)	34	—	150	—	—	—	—	—	—	—	—

Adjusted EBITDA for the quarter	$39,940	$32,208	$36,607	$32,844	$38,228	$38,429	$36,520	$35,610	$50,174	$54,152	$24,551	$20,169	$31,654	$25,096	$16,088

Adjusted EBITDA for the last twelve months (LTM)				$141,599	$139,887	$146,108	$146,021	$148,787	$160,733	$176,456	$164,487	$149,046	$130,526	$101,470	$93,007

Xerium Technologies, Inc. Reconciliation of Total Working Capital as a Percentage of Revenue
								Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Net Sales								158,987	170,393	159,307	149,452	116,503	120,843	130,308	132,437
Accounts Receivable								118,877	118,511	105,419	100,574	82,751	83,216	88,165	83,602
Inventory								118,658	118,328	96,245	85,543	84,565	86,259	82,128	78,174
Less: “Trade AP” (per calculation below)								42,135	40,131	33,934	40,801	30,099	27,341	25,213	27,653

Total Working Capital								195,400	196,708	167,730	145,316	137,217	142,134	145,080	134,123

% of Net Sales								30.7%	28.9%	26.3%	24.3%	29.4%	29.4%	27.8%	25.3%

Calculation of Trade AP
Accounts Payable								48,699	46,102	39,968	53,076	35,184	30,172	27,703	32,124
Less:Deposits Received								(1,596)	(3,257)	(4,243)	(2,558)	(3,692)	(2,074)	(1,550)	(2,014)
Less: Other Payables								(4,969)	(2,715)	(1,792)	(9,718)	(1,394)	(758)	(941)	(2,458)

Trade AP								42,135	40,131	33,934	40,801	30,099	27,341	25,213	27,653